FOR IMMEDIATE RELEASE: Monday, June 24, 2002

CONTACT:  Gregory L. Wilson
          Chairman
          Bradley T Nielson
          President and CEO
          Mity-Lite, Inc.
          801-224-0589


                MITY ENTERPRISES ANNOUNCES MANAGEMENT CHANGES

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OREM, UTAH -- The Board of Directors of MITY Enterprises, Inc. (Nasdaq: MITY),
a designer, manufacturer and marketer of a variety of institutional furniture, today named Bradley T Nielson, age 40, as President and Chief Executive Officer, and Paul R. Killpack, age 33, as Chief Financial Officer. Nielson has been serving as Chief Operating Officer since 1998 and Chief Financial Officer since 1994. Killpack has been serving as Controller and Corporate Treasurer since 1998. Gregory L. Wilson, age 54, who has served as President and Chief Executive Officer since inception, will continue in his role as Chairman of the Board of MITY Enterprises.

     The Board expressed sincere appreciation for Wilson and his outstanding leadership as Chief Executive Officer. The Board noted that under his management, MITY has achieved exceptional growth and enviable profitability. The Board also expressed sound confidence in the ability of Nielson to direct the Company's future progress, noting his hands-on participation in the management of MITY since 1994.

     "In no way is my decision to let Brad lead the day-to-day operations of MITY a desire to retire or move on," said Wilson. "I have a personal and financial interest in ensuring that MITY will continue to succeed. I will remain active in daily operations while exercising my role as Chairman. I have spent the last several years working with and mentoring Brad, preparing him to one day lead the organization. This structure provides a smooth transition as Brad assumes the leadership position."

     "I have been grooming Paul for the last couple of years to take over as chief financial officer," noted Nielson. "Paul is very capable and more than ready to take on the additional responsibilities of being the CFO of a publicly traded company."

     Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. The Company focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture, healthcare seating, call center furniture and office systems. The Company's products are marketed under the Mity-Lite, Broda, CenterCore and DO3 tradenames. Headquartered in Utah, MITY Enterprises serves national and international customers directly and through distributors. For further information, visit MITY Enterprises online at www.mitylite.com.

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